Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT
     This agreement (“Agreement”) has been entered into as of the 15th day of September, 2008 by and between Federal Signal Corporation, a Delaware corporation (the “Company”), and William H. Osborne, an individual (the “Executive”).
RECITALS
     The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to hire the Executive as its President and Chief Executive Officer. To reinforce and encourage the continued attention and dedication of the Executive to the Company as the Company’s President and Chief Executive Officer and to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility or occurrence of a Change in Control (as defined below), the Board desires to provide for the continued employment of the Executive as its President and Chief Executive Officer on terms competitive with those of other corporations.
     Additionally, the Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a potential or pending Change in Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any potential or pending Change in Control, and to provide the Executive with compensation and benefits arrangements upon any termination after a Change in Control and certain terminations of employment prior to a Change in Control which ensure that the compensation and benefits expectations of the Executive will be satisfied.
     To accomplish these objectives, the Board has caused the Company to enter into this Agreement. On behalf of the Company, the Board offers to employ the Executive in the capacity of its President and Chief Executive Officer and the Executive accepts this offer on the terms and conditions set forth in this Agreement.
IT IS AGREED AS FOLLOWS:
Section 1: Definitions and Construction.
     1.1 Definitions. For purposes of this Agreement, the following words and phrases, whether or not capitalized, shall have the meanings specified below, unless the context plainly requires a different meaning.
          1.1(a) “Accrued Obligations” has the meaning set forth in Section 4.1(a) of this Agreement.
          1.1(b) “Annual Base Salary” has the meaning set forth in Section 2.4(a) of this Agreement.

          1.1(c) Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.
          1.1(d) “Board” means the Board of Directors of the Company.
          1.1(e) “Cause” has the meaning set forth in Section 3.3 of this Agreement.
          1.1(f) “Change in Control” means:
          (i) Any person (other than the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, and any trustee or other fiduciary holding securities under an employee benefit plan of the Company or such proportionately owned corporation), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;
          (ii) During any period of not more than twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;
          (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than: (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than forty percent (40%) of the combined voting power of the Company’s then outstanding securities;
          (iv) The Company’s stockholders approve a plan or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction or series of transactions having a similar effect); or
          (v) Any other transaction that the Board designates as being a Change in Control.
          1.1(g) “Change in Control Date” means the date that the Change in Control first occurs.
          1.1(h) “Company” has the meaning set forth in the first paragraph of this Agreement and, with regard to successors, in Section 6.2 of this Agreement.

          1.1(i) “Code” shall mean the Internal Revenue Code of 1986, as amended.
          1.1(j) “Date of Termination” has the meaning set forth in Section 3.7 of this Agreement. In all cases, a “Date of Termination” shall only occur upon separation from service from the Company and all of its affiliates, as defined in Treasury regulations under Section 409A of the Code (generally, separation from the 50% controlled group that includes the Company).
          1.1(k) “Disability” shall be defined and determined consistent with the meaning and the processes set forth in the Company’s then current applicable disability policy.
          1.1(l) “Disability Effective Date” has the meaning set forth in Section 3.2 of this Agreement.
          1.1(m) “Effective Date” means the first day of the Executive’s employment with the Company.
          1.1(n) “Employment Period” means the period beginning on the Effective Date and subject to either party giving the other party written notice at least 120 days before the expiration of the Term (as defined in Section 1.1(w) hereof) of such party’s intent not to renew this Agreement, ending on the later of (i) December 31, 2010, or (ii) December 31 of any successive three (3) year period.
          1.1(o) “Excise Tax” has the meaning set forth in Section 4.2(i)(i) of this Agreement.
          1.1(p) “Good Reason” has the meaning set forth in Section 3.4 of this Agreement.
          1.1(q) “Gross-Up Payment” has the meaning set forth in Section 4.2(i)(i) of this Agreement.
          1.1(r) “Initial Equity Grant” has the meaning set forth in Section 2.4(c) of this Agreement.
          1.1(s) “Notice of Termination” has the meaning set forth in Section 3.6 of this Agreement.
          1.1(t) “Payment” has the meaning set forth in Section 4.2(i)(i) of this Agreement.
          1.1(u) “Prorated Target Bonus” has the meaning set forth in Section 4.2(a) of this Agreement.
          1.1(v) “Target Bonus” has the meaning set forth in Section 2.4(b) of this Agreement.

          1.1(w) “Term” means the period that begins on the Effective Date and ends on the earlier of (i) the Date of Termination (as defined in Section 3.7), or (ii) subject to either party giving the other party written notice at least 120 days prior thereto, the close of business on the later of December 31, 2010 or December 31 of any renewal term.
     1.2 Gender and Number. When appropriate, pronouns in this Agreement used in the masculine gender include the feminine gender, words in the singular include the plural, and words in the plural include the singular.
     1.3 Headings. All headings in this Agreement are included solely for ease of reference and do not bear on the interpretation of the text. Accordingly, as used in this Agreement, the term “Section” mean the text that accompanies the specified Section of the Agreement.
     1.4 Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without reference to its conflict of law principles.
Section 2: Terms and Conditions of Employment.
          2.1 Period of Employment. The Company shall employ and the Executive shall remain in the employ of the Company throughout the Term of this Agreement in accordance with the terms and provisions of this Agreement. This Agreement will automatically renew for successive three-year periods unless either party gives the other party written notice of such party’s intent not to renew this Agreement at least 120 days before the expiration of the Term (as defined in Section 1.1(w) of this Agreement).
          2.2 Positions and Duties.
          2.2(a) Throughout the Term of this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company subject to the reasonable directions of the Board. The Executive shall have such authority and shall perform such duties as are specified by the By-laws of the Company and the Board for the office of President and Chief Executive Officer, subject to the control exercised by the Board from time to time.
          2.2(b) Throughout the Term of this Agreement (but excluding any periods of vacation and sick leave to which the Executive is entitled), the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and shall use his reasonable best efforts to perform faithfully and efficiently such responsibilities as are assigned to him consistent with his position, under or in accordance with this Agreement; provided that, it shall not be a violation of this Section 2.2(b) for the Executive to (i) serve on corporate, civic or charitable boards or committees with or without compensation, (ii) deliver lectures or fulfill speaking engagements, with or without compensation, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement, violate the terms of this Agreement or any other agreement between the Executive and the Company, or violate the Company’s conflict of interest policy or any applicable law.
     2.3 Situs of Employment. Throughout the Term of this Agreement, the Executive’s services shall be performed at and out of the Company’s executive offices located in the greater Chicago, Illinois metropolitan area or such other office as shall be agreed to between the Executive and the Board.
     2.4 Compensation.
          2.4(a) Annual Base Salary. Beginning on the Effective Date, the Executive will be paid a base salary (“Annual Base Salary”) at an annual rate of Six Hundred Fifty Thousand Dollars ($650,000), which shall be paid in equal or substantially equal semi-monthly installments. During the Term of this Agreement, the Annual Base Salary payable to the Executive shall be reviewed at least annually after the end of the first calendar quarter (starting with calendar year 2009), and increased but not decreased at the reasonable discretion of the Board or the Compensation and Benefits Committee of the Board.
          2.4(b) Annual Incentive Bonus. Beginning on the Effective Date, in addition to the Annual Base Salary, the Executive shall be awarded an opportunity to earn an incentive bonus on an annual basis under any incentive compensation plan which is generally available to other peer executives of the Company. The Board or the Compensation Committee shall establish at the beginning of each calendar year a target incentive award equal to a designated percentage of the Executive’s Annual Base Salary paid during that plan year (the “Target Bonus”). The Board and/or the Compensation Committee may also establish minimum and maximum incentive bonus opportunities on an annual basis in addition to the Target Bonus. The Board shall be exclusively responsible for decisions relating to administration of the executive incentive plans. For the employment period ending December 31, 2008, the Executive’s Target Bonus has been set at 90% of Annual Base Salary (i.e., $585,000). Any bonus payable to the Executive with respect to the employment period ending December 31, 2008 shall be pro-rated to reflect the Executive’s length of employment with the Company.
          2.4(c) Long-Term Incentive Plan Equity Grants. The Executive shall be entitled to receive on the Effective Date a grant under the Company’s 2005 Executive Incentive Compensation Plan equal to $1,100,000 in total value on the date of grant (as determined by the Company in accordance with the valuation models used by it consistent with recent valuations by the Company) of time-vested non-qualified stock options, time-vested restricted stock and performance-vested restricted stock units (the “Initial Equity Grant”). The terms of the Initial Equity Grant, including the exact number of shares subject to each type of award and the conditions of each type of award, will be as follows:
               (i) Time-Vested Non-Qualified Stock Option. The value of the non-qualified stock option to be initially granted on the first day of the Executive’s employment with the Company will be approximately Three Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($366,667), or as near as practicable, with the exact number of shares subject to such option determined as of the Executive’s first day of employment with the Company in accordance with the valuation model consistent with recent valuations of similar recent equity awards by the Company. The exercise price per share of the shares subject to the option will be the closing price of the Company’s common stock as reported by the New York Stock Exchange on the first day of the Executive’s employment with the Company. The option will vest and become exercisable as to one-third of the shares subject thereto on each of the first three anniversaries of the date of grant. All other terms and conditions of the option will be consistent with the most recent option grants to the other executive officers of the Company.
               (ii) Time-Vested Restricted Stock. The value of the restricted stock award to be initially granted on the first day of the Executive’s employment with the Company will be approximately Three Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($366,667), or as near as practicable, with the exact number of shares subject to such restricted stock grant determined using the closing price of the Company’s common stock as reported by the New York Stock Exchange on the first day of the Executive’s employment with the Company consistent with similar recent equity awards by the Company. The restricted stock will fully vest on the third anniversary of the date of grant. All other terms and conditions of the restricted stock award will be consistent with the most recent restricted stock grants to other executive officers of the Company.
               (iii) Performance-Based Restricted Stock Units. The value of the restricted stock unit award to be initially granted on the first day of the Executive’s employment with the Company will be approximately Three Hundred Sixty-Six Thousand Six Hundred Sixty-Seven Dollars ($366,667), or as near as practicable, with the exact number of restricted stock units granted to be determined as of the Executive’s first day of employment with the Company in accordance with the valuation model consistent with similar recent equity awards by the Company. The restricted stock units will vest as to the number of shares of common stock of the Company upon the attainment of the levels of performance of the Company relative to the Company’s designated peer group during the performance period beginning on January 1, 2008 and ending on December 31, 2010, all as set forth in greater detail in Exhibit A to the minutes to the meeting of the Compensation and Benefits Committee dated February 21, 2008. All other terms and conditions of the restricted stock units award will be consistent with the most recent restricted stock unit awards to other executive officers of the Company.
          2.4(d) Credit of Amount to Savings Restoration Plan. On the Effective Date, the Executive will be entitled to have an account established in his name in the Company’s Savings Restoration Plan (or, in the event that the Savings Restoration Plan is terminated, a similar plan or program established for the benefit of the Executive) and the Company shall credit to such account the amount of Two Hundred Thousand Dollars ($200,000). The Executive will be entitled to designate the initial notional investment account or accounts for the amount credited to his account as set forth in the Savings Restoration Plan. The Company will also be obligated to credit in the Executive’s account in the Savings Restoration Plan an additional amount equal to Two Hundred Thousand Dollars ($200,000) per year on the anniversary date of the Executive’s first day of employment with the Company for the next nine years beginning in 2009 and ending in 2017, provided that the Executive continues in the employment of the Company on such anniversary date. The initial and any subsequent amounts credited to the Executive’s account will vest for the benefit of the Executive over three years at the rate of one-

third of the amount in each year as of the anniversary date of the Executive’s first day of employment with the Company. All other terms and conditions of the amounts credited to the Executive’s account in the Savings Restoration Plan will be consistent with the terms of such plan.
          2.4(e) Participation in Savings and Retirement Plan. Beginning on the Effective Date, the Executive will be eligible to participate in all savings and retirement plans of the Company, including the Company’s tax-qualified Retirement Savings Plan. Any excess amounts that the Executive is entitled to contribute or the Company is required to match on behalf of the Executive that cannot be contributed or matched in the tax-qualified plans due to limitations or restrictions under the Code or the regulations thereunder, shall be credited and/or matched into an account for the benefit of the Executive pursuant to the Company’s Savings Restoration Plan.
          2.4(f) Future Participation in Incentive Plans. Throughout the Term of the Agreement, the Executive shall be entitled to participate in all annual and long-term equity and cash incentive plans generally available to other peer executives of the Company. The terms and conditions, including the amount or level and the nature of any actual or potential award and any performance or other vesting criteria, shall be established by action of the Board or the Compensation and Benefits Committee in its discretion. Nothing herein prevents the Board or the Compensation and Benefits Committee, in its sole discretion from terminating or changing any annual or long-term equity or cash incentive plans, either currently existing or subsequently adopted during the Term of this Agreement, subject to the then-existing rights of the Executive as a participant under the terms of the plan as to any incentive award which has already been earned or otherwise awarded.
          2.4(g) Reimbursement of Moving Costs and Temporary Living Expenses. In connection with the Executive’s employment hereunder, upon presentation of an itemized account of expenses, the Executive shall be entitled to receive reimbursement for all reasonable expenses actually incurred by the Executive in connection with his and his family’s relocation from Melbourne, Australia to the greater Chicago, Illinois metropolitan area and all reasonable temporary living expenses actually incurred by the Executive in connection with such relocation. The Executive shall use his reasonable best efforts to obtain permanent housing in the greater Chicago, Illinois metropolitan area as soon as practicable after the date hereof.
          2.4(h) Signing Bonus/Housing Allowance. The Company recognizes that in connection with the Executive’s relocation to the greater Chicago, Illinois metropolitan area, he intends to purchase a primary residence. To encourage the Executive to relocate to the United States, and particularly to the greater Chicago, Illinois metropolitan area, and to arrange for a permanent residence, ten (10) days prior to the scheduled closing date of the purchase of his primary residence, the Company, in connection with the Executive’s employment hereunder, will pay the Executive $500,000 as a combined signing bonus and housing allowance. The signing bonus/housing allowance will be subject to repayment by the Executive to the extent that the Executive does not continue in the employment of the Company for at least 24 months after the commencement of his employment. Accordingly, if the Executive’s employment does not continue for at least 24 months from the Effective Date, the Executive agrees to repay the

Company a portion of the signing bonus/housing allowance in an amount equal to: (i) 1/24th of such amount (i.e., $20,833.33) times (ii) the number of months during such 24 month period that the Executive was not employed by the Company beginning with the month immediately following the month in which the Executive’s last day of employment with the Company occurred. If the Executive is discharged without Cause as defined in Section 3.3 or resigns for Good Reason as defined in Section 3.4, the signing bonus/housing allowance will be deemed paid in full and the Executive will be provided with a written acknowledgment by the Company to that effect.
          2.4(i) Indemnification for Repayment of Retention Bonus. The Executive has received a retention bonus in the amount of $263,000 from his former employer. In accepting the position with the Company, his former employer may, and is likely to, seek reimbursement of that bonus for the Executive’s failure to remain in employment through the end of 2009. The Company agrees that should the Executive’s former employer seek repayment of the retention bonus, it will promptly indemnify and reimburse the Executive for the amount he is required to return to his former employer in an aggregate amount not to exceed $263,000.
          2.4(j) Car Allowance. The Executive will be provided with a payment of $13,800 per year, payable at the rate of $1,150 per month, as a car allowance subject to increases as approved by the Board.
          2.4(k) Financial/Tax Preparation Services. The Executive will be provided with the services of a financial and estate planning advisor of his choice in the amount of $7,500. per year. This amount will be paid to the Executive by January 31 of each year of employment. For the balance of calendar year 2008, the reimbursement will be paid within thirty (30) days of the Effective Date. In addition, the Company will provide the Executive at the Company’s expense with tax preparation services for all U.S., Illinois and Australian taxes that may be assessed against the Executive beginning with tax preparation services for taxes related to the tax year ending December 31, 2008.
          2.4(l) Welfare Benefit Plans. Throughout the Term of this Agreement (and thereafter, subject to Section 4.1(d) or 4.2(d) hereof), the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee group life, accidental death and travel accident insurance plans and programs) to the extent generally available to other peer executives of the Company in accordance with the then current applicable plans, practices, policies and programs. Subject to the foregoing and the terms of the Company’s then current policy (including any cap in the amount of life insurance available per person thereunder), the Company shall provide the Executive with employee group life insurance on the Executive’s life providing for life insurance in the amount of the Executive’s then current base salary, increasing as his base salary increases, to a beneficiary designated by the Executive in accordance with the then current applicable plan provisions.

          2.4(m) Expenses. Throughout the Term of this Agreement, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company.
          2.4(n) Fringe Benefits. Throughout the Term of this Agreement, the Executive shall be entitled to such fringe benefits as generally are provided to other peer executives of the Company.
          2.4(o) Office and Support Staff. Throughout the Term of this Agreement, the Executive shall be entitled to an office or offices at the Company’s executive offices in the greater Chicago, Illinois metropolitan area, of a size and with furnishings and other appointments appropriate to the President and Chief Executive Officer of the Company.
          2.4(p) Vacation. Throughout the Term of this Agreement, the Executive shall be entitled to four weeks paid vacation per annum. For the employment period ending December 31, 2008, the Executive shall receive 6 days of paid vacation.
Section 3: Termination of Employment.
     3.1 Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.
     3.2 Disability. In the event of a determination of the Executive’s Disability (as defined and determined in accordance with Section 1.1(k) hereof), the Company may give the Executive written notice in accordance with Section 7.2 of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. The Executive will submit to such medical or psychiatric examinations and tests as is necessary to make any such Disability determination.
     3.3 Termination for Cause or without Cause. The Company may terminate the Executive’s employment during the Employment Period for “Cause,” which shall mean termination based upon: (i) the Executive’s willful and continued failure to substantially perform his duties with the Company (other than as a result of a Disability), after a written demand for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Executive has not substantially performed his duties, (ii) the Executive’s being convicted of a felony, or (iii) the Executive’s material breach of any provision of this Agreement. For purposes of this Section, no act or failure to act on the Executive’s part shall be considered “willful” unless done, or omitted to be done, without good faith and without reasonable belief that the act or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until (i) he receives a Notice of Termination from the Company, (ii) he is given the opportunity, with counsel, to be heard before the Board, and (iii) the Board finds, in its good faith opinion and reasonable judgment, that the Executive was guilty of the conduct set forth in the Notice of Termination. The Company also may terminate the Executive’s employment at any time during the Employment Period without Cause.
     3.4 Termination by the Executive for Good Reason. The Executive may terminate his employment with the Company during the Employment Period for “Good Reason,” which shall mean termination based upon the occurrence of one or more of the following without the consent of the Executive: (i) a material reduction in or the assignment of duties materially inconsistent with the Executive’s authority, duties, responsibilities and status; (ii) a material reduction in the Executive’s Annual Base Salary; (iii) the failure of the Company to continue in effect any of the Company’s short-term and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices or other compensation arrangements in which the Executive participates unless such failure to continue the plan, policy, practice or arrangement pertains to all plan participants generally; or the failure by the Company to continue the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control of the Company; (iv) the failure of the Company to obtain an agreement on terms reasonably satisfactory to both the Executive and the Company from any successor to the Company to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 6 hereof; (v) a material reduction in the budget over which the Executive retains authority; (vi) a material change in the primary geographic location at which the Executive performs his duties under this Agreement; and (vii) any other action or inaction that constitutes a material breach by the Company of any provision of this Agreement. Any termination of the Executive’s employment based upon a good faith determination of “Good Reason” made by the Executive shall be subject to a delivery of a Notice of Termination by the Executive to the Company in the manner prescribed in Section 3.6 within 15 days from the date the Executive knew or should have known of the first occurrence of an event that would constitute Good Reason and subject further to the ability of the Company to remedy within 30 days of receipt of such notice any action that may otherwise constitute Good Reason under this Section 3.4.
     Notwithstanding the foregoing, any changes in the employment relationship between the Executive and the Company as a result of the short-term disability of the Executive (e.g., a change in the Executive’s authority, duties, responsibilities, or status, budgetary control, etc.) shall not constitute “Good Reason” hereunder.
     3.5 Voluntary Termination by the Executive. The Executive may voluntarily terminate his employment with the Company for any reason or for no reason at any time during the Employment Period.
     3.6 Notice of Termination. Any termination by the Company for Cause, without Cause, or Disability, or by the Executive for any reason or no reason shall be communicated by Notice of Termination to the other party given in accordance with Section 7.2. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination

(as defined in Section 3.7 hereof) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).
     3.7 Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date of receipt by the Executive of the Notice of Termination or any later date specified therein, as the case may be; (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be; (iii) if the Executive’s employment is voluntarily terminated by the Executive for any reason or no reason, the Date of Termination shall be a date specified in the Notice of Termination, provided that termination by the Executive for Good Reason shall not be effective until 30 days following the date of the Notice of Termination; or (iv) if the Executive’s employment is terminated by the Company other than for Cause, death, or Disability, the Date of Termination shall be the date of receipt by the Executive of the Notice of Termination.
Section 4: Certain Benefits upon Termination.
     4.1 Termination without Cause or Termination for Good Reason prior to a Change in Control. If, prior to a Change in Control during the Employment Period, the Company terminates the Executive’s employment without Cause as defined in Section 3.3 or the Executive terminates his employment with the Company for Good Reason as defined in Section 3.4 within 45 days of the first occurrence of an event that would constitute Good Reason that has not been remedied by the Company as described in Section 3.4, the Executive shall be entitled to the payment of the benefits provided below; provided, however, that the Executive shall not be entitled to receive duplicative severance or other benefits under any other Company related plans or programs if benefits are triggered hereunder:
          4.1(a) Accrued Obligations. Within 30 days after the Date of Termination, the Company shall pay to the Executive the sum of (i) (1) the Executive’s accrued and unpaid salary through the Date of Termination plus (2) any accrued and unpaid days off plus (3) any unreimbursed business expenses and all other items earned by and owed to the Executive through and including the Date of the Termination (collectively, the “Accrued Obligations”) and (ii) the Prorated Target Bonus (as defined in Section 4.2(a) hereof) . In addition, the Executive shall be entitled to the accrued benefits payable to the Executive under any deferred compensation plan, program or arrangement in which the Executive is a participant, which shall be payable in the time and manner provided under the applicable plan, program or arrangement. Payment under any annual or long-term cash incentive plan shall be determined and governed solely by the terms of the applicable plan provided that such plan does not reduce the Accrued Obligations described herein.
          4.1(b) Annual Base Salary and Target Bonus Continuation.
          (i) If the Date of Termination of the Executive under this Section 4.1 occurs on or prior to the second anniversary of the Effective Date, then, for a period of two years, beginning in the month after the Date of Termination, the Company shall pay to the Executive on a monthly basis one-twelfth of an amount equal to the Executive’s then-current Annual Base Salary for the year in which the Date of Termination occurs. Additionally, in this case, for a period of one year, beginning in the month after the Date of Termination, the Company shall pay to the Executive on a monthly basis one-twelfth of an amount equal to the Executive’s then-current Target Bonus for the year in which the Date of Termination occurs. Payments under any long term cash incentive plan are not part of or included in these calculations.
          (ii) If the Date of Termination of the Executive under this Section 4.1 occurs after the second anniversary of the Effective Date, then, for a period of one year, beginning in the month after the Date of Termination, the Company shall pay to the Executive on a monthly basis one-twelfth of an amount equal to the Executive’s then-current Annual Base Salary and Target Bonus for the year in which the Date of Termination occurs. Payments under any long term cash incentive plan are not part of or included in this calculation.
          4.1(c) Stock-Based Awards. All stock-based awards held by the Executive will be exercisable or vested, expire or terminate in accordance with the terms of their respective grant agreements.
          4.1(d) Health Benefit Continuation. For eighteen (18) months following the Date of Termination, the Company shall pay the COBRA premiums for the Executive and his spouse and other eligible dependents for the medical, dental and prescription drug plan(s) maintained by the Company in which the Executive and his spouse or other dependents were participating immediately prior to the Date of Termination; provided, however, that if the Executive becomes reemployed and is eligible to receive medical or health benefits under another employer-provided plan, the Company’s COBRA premium payments described herein shall be immediately terminated upon the commencement of coverage under the new employer’s plan. Such benefit shall be provided to the Executive at the same coverage level and cost to the Executive as in effective immediately prior to the Executive’s Date of Termination. In addition, to the extent that the COBRA premiums paid by the Company are taxable to the Executive, the Company shall pay to the Executive a gross-up payment for applicable taxes. Such payment shall be made monthly during the period the COBRA premiums are paid by the Company.
          4.1(e) Outplacement. Following the Date of Termination, the Company shall provide to the Executive executive-level outplacement services by a mutually agreeable outplacement firm in an aggregate amount not to exceed $50,000.
     4.2 Benefits upon a Change in Control. If a Change in Control occurs during the Employment Period and within two years after the Change in Control Date (a) the Company terminates the Executive’s employment without Cause, or (b) the Executive terminates employment with the Company for Good Reason, then the Executive shall become entitled to the payment of the benefits as provided below; provided, however, that the Executive shall not be entitled to receive duplicative severance or other benefits under any other Company related plans or programs if benefits are triggered hereunder:
          4.2(a) Accrued Obligations. Within thirty (30) days after the Date of Termination, the Company shall pay to the Executive the Accrued Obligations and the “Prorated Target Bonus.” For purposes of this Agreement, the term “Prorated Target Bonus” means an amount determined by multiplying the actual percentage of the Executive’s annual base salary that was to be paid to the Executive as his Target Bonus in the year in which the Date of Termination occurs by the Executive’s then-current Annual Base Salary as of the Date of Termination and prorating this amount by multiplying it by a fraction, the numerator of which is the number of days during the then-current calendar year that the Executive was employed by the Company up to and including the Date of Termination and the denominator of which is 365. Payment under any long term cash incentive plan shall be determined and governed solely by the terms of such plan.
          4.2(b) Severance Amount. Within ten (10) days after the Date of Termination, the Company shall pay to the Executive as severance pay in a lump sum, in cash, an amount equal to 2 times the sum of the Executive’s then-current Annual Base Salary plus the full annual Target Bonus for the bonus plan year in which the Change in Control Date occurs. Payments under any long term cash incentive plan are not part of or included in this calculation.
          4.2(c) Stock-Based Awards. All stock-based awards held by the Executive will become immediately exercisable or vested and all restrictions on such stock-based awards shall immediately lapse. This provision shall override any conflicting language contained in the Executive’s respective award agreements.
          4.2(d) Health Benefit Continuation. For thirty six (36) months following the Date of Termination, the Company shall pay the COBRA premiums for the Executive and his spouse and other eligible dependents for the medical, dental, and prescription drug plan(s) maintained by the Company in which the Executive and his spouse or other dependents were participating immediately prior to the Date of Termination; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or health benefits under another employer-provided plan, the Company’s COBRA premium payments benefits described herein shall be immediately terminated upon the commencement of coverage under the new employer’s plan. Such benefit shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Date of Termination. In addition, to the extent that the COBRA premiums paid by the Company are taxable to the Executive, the Company shall pay to the Executive a gross-up payment for applicable taxes. Such payment shall be made monthly during the period the COBRA premiums are paid by the Company.
          4.2(e) Outplacement. Following the Date of Termination, the Company shall provide to the Executive executive-level outplacement services by a mutually agreeable outplacement firm in an amount not to exceed $50,000.
          4.2(f) Non-compete Covenant Consideration. A lump-sum amount equal to the sum of the Executive’s then-current Annual Base Salary plus the full annual Target Bonus for the bonus plan year in which the Change in Control Date occurs. Payments under any long term cash incentive plan are not part of or included in this calculation. Such amount shall be in consideration for the Executive entering into a noncompete agreement as described in Section 5 hereof.

          4.2(g) Deferred Compensation Plan Payment. The Company shall, as soon as possible, but in no event longer than thirty (30) days following the occurrence of a Change in Control, make an irrevocable contribution to the then current trust in effect for purposes of holding assets to assist the Company in satisfying its liabilities under the Savings Restoration Plan or successor thereto in an amount that is sufficient (taking into account the trust assets, if any, resulting from prior contributions) to fund the trust in an amount equal to no less than one hundred percent (100%) of the amount necessary to pay the Executive the benefits to which he would be entitled pursuant to the terms of such plan.
          4.2(h) Payment under Cash-Based Long-term Performance-Based Award Plans. The vesting and cash-out of any and all outstanding cash-based long-term incentive awards held by the Executive, as granted to the Executive by the Company as a component of the Executive’s compensation. The cash-out shall be in a lump-sum amount equal to the target award level established for each award, multiplied by a fraction the numerator of which is the full number of completed days in the pre-established performance period as of the Date of Termination, and the denominator of which is the full number of days in the entire performance period (e.g., typically thirty-six (36) months). This payment will be in lieu of any other payment to be made to the Executive under these cash-based long-term performance-based award plans.
          4.2 (i) Gross-up Payments.
               (i) Anything in this Section 4.2 to the contrary notwithstanding, in the event that it shall be determined that any payment by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise but determined without regard to any additional payments required under this Section 4.2(i)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest or penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment on an after-tax basis equal to the Excise Tax imposed upon the Payment. Any Gross-Up Payment required under this Section 4.2(i) shall be made on the last day of the month in which the Executive remits such taxes to the required taxing authority. In no event will any such Gross-Up Payment be paid to the Executive later than the end of the Executive’s taxable year following the Executive’s taxable year in which the related taxes are remitted to the required taxing authority. The intent of the parties is that the Company shall be responsible in full for, and shall pay, any and all Excise Tax on any Payments and Gross-up Payment(s) and any income and all excise and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-up Payment(s) as well as any loss of deduction caused by or related to the Gross-up Payment(s).
               (ii) Subject to the provisions of Section 4.2(i)(iii), all determinations required to be made under this Section 4.2(i), including whether and when a Gross-up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the outside accounting firm that then audits the Company’s financial statements (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and to the Executive within 15 business days of receipt of notice from the Company or the Executive that there has been or will be a Payment. In the event that the Accounting Firm is serving as the accountant or auditor for the Person effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the “Accounting Firm” hereunder). All fees and expenses of the Accounting Firm shall be paid solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive in the absence of a material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Gross-Up Payments will not have been made by the Company that should have been made or that the Gross-Up Payments will have been made that should not have been made, in each case consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.2(i)(iii) below and a payment of any Excise Tax or any interest, penalty or addition to tax related thereto is determined to be due, the Accounting Firm shall determine the amount of the underpayment of Excise Taxes that has occurred and such underpayment and interest, penalty or addition to tax shall be promptly paid by the Company to the Internal Revenue Service in satisfaction of the Company’s original withholding obligations. In the event that the Accounting Firm determines that an overpayment of Gross-Up Payment(s) has occurred, the Executive shall be responsible for the immediate repayment to the Company of such overpayment with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that the Executive shall have no duty or obligation whatsoever to repay such overpayment if Executive’s receipt of the overpayment, or any portion thereof, is included in the Executive’s income and the Executive’s repayment of the same is not deductible by the Executive for federal or state income tax purposes.
               (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Excise Tax. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim by the Internal Revenue Service and the notification shall apprise the Company of the nature of the claim and the date on which such claim is required to be paid. The Executive shall not pay such claim prior to the expiration of a 30-day period following the date on which the Executive has given such notification to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is required). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
                    (A) give the Company any information reasonably requested by the Company relating to such claim;

                    (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
                    (C) cooperate with the Company in good faith in order to effectively contest such claim; and
                    (D) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis to the Executive, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such contest. Without limitation on the foregoing provisions of this Section 4.2(i), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction or in one or more appellate courts, as the Company shall determine.
     4.3 Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and any other benefits to which the Executive’s beneficiaries are entitled under the terms of any of the Company’s benefit plans or programs, including death benefits pursuant to the terms of any plan, policy, or arrangement of the Company. Payment under any long term cash incentive plan or other incentive compensation plan shall be determined and governed solely by the terms of the applicable plan.
     4.4 Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period (either prior or subsequent to a Change in Control), this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and (ii) the timely payment or provision of any other benefits to which the Executive is entitled under the terms of any of the Company’s benefit plans or programs, including disability benefits pursuant to the terms of any plan, policy or arrangement of the Company. Payment under any long term cash incentive plan or other incentive compensation plan shall be determined and governed solely by the terms of the applicable plan.

     4.5 Termination by the Company for Cause or Voluntary Termination by the Executive. During the Employment Period, if the Executive’s employment shall be terminated: (i) by the Company for Cause, either prior or subsequent to a Change in Control, or (ii) voluntarily by the Executive for any reason other than Good Reason, either prior to or subsequent to a Change in Control, then this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of the Executive’s Accrued Obligations (as defined in Section 4.1(a)) (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination), and (ii) the timely payment or provision of any other benefits to which the Executive is entitled under the terms of any of the Company’s benefit plans or programs. Payment under any long term cash incentive plan or other incentive compensation plan shall be determined and governed solely by the terms of the applicable plan.
     4.6 Non-Exclusivity of Rights. Except as provided in Sections 4.1(d) and 4.1(e) or 4.2(d) and 4.2(e), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify. Amounts which are vested benefits of which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company at or subsequent to the Date of Termination, shall be payable in accordance with such plan, policy, practice or program or contract or agreement.
     4.7 Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Sections 4.1(d) and 4.2(d), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Any such payment shall be made not later than the end of the calendar year following the calendar year in which the Executive incurred such expense.
     4.8 Conditions to Payments. After the Date of Termination, to be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 4.1(b) — (e) or Sections 4.2(b) — (h), the Executive must comply with the terms of Section 5, and must execute and deliver to the Company a mutually acceptable agreement, in form and substance reasonably satisfactory to both the Executive and the Company, effectively releasing and giving up all claims the Executive may have against the Company and its subsidiaries, shareholders, successors and affiliates (and each of their respective employees, officers, plans and agents) arising out of or based upon any facts or conduct occurring prior to that date with the exception of (i) all payments, vested stock, deferred compensation and other benefits provided under the terms of this Agreement, (ii) the Executive’s right to continued indemnification to the fullest extent provided under the Company By-laws by reason of any act or omission performed or omitted by the Executive during his employment, and (iii) the Executive’s rights to enforce the terms of this Agreement and sue for its breach. Such agreement will also require the Executive to reaffirm and agree to comply with the terms of this Agreement and any other agreement signed by the Executive in favor of the Company or any of its subsidiaries or affiliates that is still in effect. Such agreement will also provide that the Company on its own behalf and on behalf of its subsidiaries, and successors is effectively releasing and giving up all claims that they may have against the Executive arising out of or based upon any facts or conduct occurring prior to the date of his termination with the exception of fraudulent or willful misconduct by the Executive. Such agreement will be prepared by the Company and provided to the Executive and his attorney at the time the Executive’s employment is terminated or as soon as administratively practicable thereafter and the Executive will be given ample time to review and modify such agreement to the extent necessary to make it acceptable to both parties. Each of the Executive and the Company agree to negotiate the terms of such agreement in good faith. Such agreement also will require the Executive, among other things, subject to other demands on his time, to consult with Company representatives at its reasonable request and at a mutually agreeable time and place, and unless against the advice of his attorney, to voluntarily appear as a witness for trial or deposition (and to prepare for any such testimony) in connection with, any claim which may be asserted by or against the Company, or any business matter concerning the Company or any of its transactions or operations. After the Date of Termination, the Company will have no obligations to make the payments and/or provide the benefits specified in Sections 4.1(b) — (e) or Sections 4.2(b) — (h) specified above, when applicable, unless and until the Executive signs and delivers such agreement, as mutually agreed to between the parties, and as described in this Section 4.8 within 60 days of the Date of Termination and all conditions to the effectiveness of the release and waiver (including but not limited to the expiration of any applicable time to revoke acceptance without any action being taken to revoke acceptance or otherwise invalidate the agreement) have been satisfied.
Section 5: Restrictive Covenants.
     The provisions of this Section 5 and any related provisions shall survive termination of this Agreement and/or the Executive’s employment with the Company and do not supersede, but are in addition to and not in lieu of, any other agreements signed by the Executive concerning non competition, confidentiality, solicitation of employees, or trade secrets (whether included in a stock option agreement or otherwise), and are included in consideration for the Company entering into this Agreement. The Executive’s right to receive and retain the benefits specified in Sections 4.1(b) — (e) or Sections 4.2(b) — (h) are conditioned upon the Executive’s compliance with the terms of this Section 5:
     5.1 Non-Compete Agreement.
          5.1(a) During the Executive’s employment with the Company and during the period beginning on the Date of Termination and ending eighteen (18) months thereafter, the Executive shall not, without prior written approval of the Board, become an officer, employee, agent, partner, or director of, or provide any services or advice to or for, any business enterprise in substantial direct competition (as defined in Section 5.1(b)) with the Company. The above constraint shall not prevent the Executive from making passive investments, not to exceed 5%, in any enterprise where the Executive’s services or advice is not required or provided.
          5.1(b) For purposes of Section 5.1, a business enterprise with which the Executive becomes associated as an officer, employee, agent, partner, or director shall be considered in substantial direct competition, if such entity competes with the Company in any business in which the Company or any of its subsidiaries is engaged or provides services or products of a type which is marketed, sold or provided by the Company or any of its subsidiaries or affiliates (including but not limited to any product or service which the Company or any such other entity is developing) within any State or country where the Company or any such affiliate or subsidiary then provides or markets (or at the time of the Executive’s termination, has taken substantial steps towards providing or marketing) any service or product as of the date the Executive’s Company employment terminates.
          5.1(c) During the Executive’s employment with the Company and during the period beginning on the Date of Termination and ending eighteen (18) months thereafter, the Executive shall not, without prior written approval of the Company’s Board, directly or indirectly solicit the employment of, recruit, employ, hire, cause to be employed or hired, entice away, or establish a business with, any then current officer, office manager, staffing coordinator or other employee or agent of the Company or any of its subsidiaries or affiliates (other than non-supervisory or non-managerial personnel who are employed in a clerical or maintenance position) or any other such person who was employed by the Company or any of its subsidiaries or affiliates within the 12 months immediately prior to the date the Executive’s employment with the Company terminated; or suggest to or discuss with any such employee the discontinuation of that person’s status or employment with the Company or any of its subsidiaries and affiliates, or such person’s employment or participation in any activity in competition with the Company or any of its subsidiaries or affiliates.
     5.2 Confidential Information. The Executive will receive under a relationship of trust and confidence, and shall hold in a fiduciary capacity for the benefit of the Company, all “Confidential Information.” “Confidential Information” means confidential and/or confidential proprietary information and trade secrets of or relating to the Company or any of its subsidiaries and affiliates (and includes information the disclosure of which might be injurious to those companies), including but not limited to confidential information concerning personnel of the Company or any of its subsidiaries and affiliates, confidential financial information, customer or customer prospect information, confidential information concerning temporary staffing candidates, temporary employees, and personnel, temporary employee and customer lists and data, methods and formulas for estimating costs and setting prices, research results (such as marketing surveys, or trials), confidential software, programming, and programming architecture, enhancements and developments, cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, new products or marketing strategies, deal or business terms, budgets, vendor names, programming operations, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, results of internal analyses, computer programs and programming information, techniques and designs, business and marketing plans, acquisition plans and strategies, divestiture plans and strategies, internal valuations of Company assets, and trade secrets, but does not include information generally known in the marketplace or in the industry or which becomes known in the marketplace or in the industry other than by the Executive’s disclosure. In addition, Confidential Information includes information of another company given to the Company with the understanding that it will be kept confidential and secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies or direct or indirect subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During the Executive’s employment with the Company and after termination of the Executive’s employment with the Company, the Executive shall never, without the prior written consent of the Company, or as may otherwise be required by law or legal process, use (other than during the Executive’s employment with the Company for the benefit of the Company), or communicate, reveal, or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 5.2 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. No Confidential Information (as defined herein) is the property of the Executive.
     5.3 Non Disparagement. The Executive will never criticize, denigrate, disparage, or make any derogatory statements about the Company or its respective business plans, policies and practices, or about any of the Company’s officers, employees or former officers or employees, to customers, competitors, suppliers, employees, former employees, members of the public, members of the media, or any other person; nor shall the Executive harm or in any way adversely affect the reputation and goodwill of the Company. Similarly, the Company, by and through its officers, former officers and agents will never criticize, denigrate, disparage, or make any derogatory statement about the Executive to customers, competitors, suppliers, employees, former employees, potential employers or executive recruiters, members of the public, members of the media, or any other person nor shall the Company harm or in any way adversely affect the personal and professional reputation of the Executive. Nothing in this paragraph shall preclude or prevent the Executive or the Company from giving truthful testimony or information to law enforcement entities, administrative agencies or courts or in any other legal proceedings as required by law.
     5.4 Provisions Relating To Non Competition, Non Solicitation and Confidentiality. The provisions of this Section 5 survive the termination of the Executive’s employment and this Agreement and shall not be affected by any subsequent changes in employment terms, positions, duties, responsibilities, authority, or employment termination, permitted or contemplated by this Agreement. To the extent that any covenant set forth in this Section 5 of this Agreement shall be determined to be invalid or unenforceable in any respect or to any extent, the covenant shall not be void or rendered invalid, but instead shall be automatically amended for such lesser term, to such lesser extent, or in such other lesser degree, as will grant the Company the maximum protection and restrictions on the Executive’s activities permitted by applicable law in such circumstances. In cases where there is a dispute as to the right to terminate the Executive’s employment or the basis for such termination, the term of any covenant set forth in Section 5 shall commence as of the date specified in the Notice of Termination and shall not be deemed to be tolled or delayed by reason of the provisions of this Agreement. The Company shall have the right to request injunctive relief to restrain any breach or threatened breach of any provisions in this Section 5 in addition to and not in lieu of any rights to recover damages. The Company shall have the right, with prior notice to the Executive to advise any prospective or then current employer of the Executive of the provisions of this Agreement without liability so long as the communication is truthful, correct, reasonably necessary and in compliance with the terms of this Agreement including the Section prohibiting non-disparagement. The Company’s right to enforce the provisions of this Agreement shall not be affected by the existence, or non-existence, of any other similar agreement for any other executive, or by the Company’s failure to exercise any of its rights under this Agreement or any other similar agreement or to have in effect a similar agreement for any other employee.
     5.5 Provision relating to Arbitration. Subject to the Parties’ rights to seek injunctive relief, the Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will finally be settled by arbitration which shall be in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association as such rules shall be in effect on the date of delivery of demand for arbitration. The arbitration of such issues, including the determination of the amount of any damages suffered by either party hereto by reason of the acts or omissions of the other, shall be to the exclusion of any court of law. The decision of the arbitrators or a majority of them shall be final and binding on both parties and their respective heirs, executors, administrators, successors and assigns. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three arbitrators, one to be chosen directly by each party at will and the third arbitrator to be selected by the two arbitrators so chosen. Each party shall pay the fees of the arbitrator selected by him and of his own attorneys and the expenses connected with the presentation of his/its case. All other costs of the arbitration, including the cost of the third arbitrator, the record or transcripts thereof, if any, administrative fees, and all other fees and costs and costs shall be born equally by the parties. Nonetheless, the arbitrators shall have the authority to award all or any expenses, costs and attorneys’ fees to the party that substantially prevails.
Section 6: Successors.
     6.1 Successors of the Executive. This Agreement is personal to the Executive and, without the prior written consent of the Company, the rights (but not the obligations) shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     6.2 Successors of Company. This Agreement is freely assignable by the Company and its successors/assignees subject to its duty to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or the division in which the Executive is employed, as the case may be, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place subject to the Executive’s rights in the case of a Change in Control as provided in Section 4.2. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to terminate the Agreement at his option on or after the Change in Control Date for Good Reason in accordance with Section 3.4 hereof.
Section 7: Miscellaneous.
     7.1 Other Agreements. This Agreement supersedes all prior dated agreements, letters and understandings concerning the Executive’s employment or severance benefits payable to the Executive, either before or after a Change in Control. The Board may, from time to time in the future, provide other incentive programs and bonus arrangements to the Executive with respect to the occurrence of a Change in Control that will be in addition to the benefits required to be paid in the designated circumstances in connection with the occurrence of a Change in Control. Such additional incentive programs and/or bonus arrangements will affect or abrogate the benefits to be paid under this Agreement only in the manner and to the extent explicitly agreed to by the Executive in any such subsequent program or arrangement. This Agreement does not supersede or affect in any way the validity of any agreement signed by the Executive concerning confidentiality, stock options, post-employment competition, non solicitation of business, accounts or employees, or agreements of a similar type or nature; and any provisions of this Agreement shall be in addition to and not in lieu of (or replace) any such other agreements.
     7.2 Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below; provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the General Counsel of the Company , or to such other address as one party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
     Notice to the Executive:
William H. Osborne
c/o Penny Nathan Kahan
Penny Nathan Kahan & Associates
150 North Wacker Drive, Suite 2236
Chicago, Illinois 60606
with a copy to:
Penny Nathan Kahan & Associates
150 North Wacker Drive, Suite 2236
Chicago, Illinois 60606
Attention: Penny Nathan Kahan

     Notice to the Company:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, IL 60502
Attention: Board of Directors
with a copy to:
Federal Signal Corporation
1415 West 22nd Street
Oak Brook, IL 60502
Attention: Jennifer L. Sherman, General Counsel
and an additional copy to:
Thompson Coburn
One US Bank Plaza
St. Louis, MO 63101
Attention: Robert M. LaRose, Esq.
     7.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     7.4 Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     7.5 Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     7.6 Execution in Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
[signature page follows]

     IN WITNESS WHEREOF, the Executive and the Company, pursuant to the authorization from its Board, have caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

William H. Osborne

Federal Signal Corporation

By

Name:

Title: